Exhibit 24(b)(8)(c)(4) Confidentiality and Non-Disclosure Agreement dated September 24, 2018, between VIAC Services Company, Voya Investments, LLC and Voya Investment Management Co. LLC.

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

September 24, 2018

VIAC Services Company
1475 Dunwoody Drive
West Chester, PA 19380 Attn:

Attn: Timothy Brown

Ladies and Gentlemen:

VIAC Services Company, a Delaware corporation, on its own behalf and on behalf of its affiliates, (collectively, “you”, ‘‘you?’ and related terms) has been and will be discussing with Voya Investments, LLC and Voya Investment Management Co. LLC (together, the “Company”, “we” or “us”) matters relating to possible fund actions for the (l ) portfolios for which it is the investment adviser and which are or may be offered through the variable insurance products issued by a Company affiliate, and (2) the variable insurance products issued by a Company affiliate (the “Relevant Matter”). In the course of our discussions in connection with the Relevant Matter, we and our affiliates, on the one hand, and you and your affiliates, on the other hand, have furnished and will furnish each other with certain information that the disclosing party considers non-public, confidential or proprietary in nature. The party disclosing such information, or whose affiliates disclose such information, is referred to herein as the “Disclosing Party” and the party receiving such information, or whose affiliates receive such information, is referred to herein as the “Receiving Party”.  All such information, whether written or oral, furnished to a Receiving Party or its directors, officers, partners, members, principals, employees, agents, affiliates, attorneys, accountants or consultants (collectively, “Representatives”) by or on behalf of a Disclosing Party before, on or after the date of this agreement (this “Agreement”), and all notes, analyses, compilations, studies, copies and other documents, whether prepared by a Disclosing Party or others, which contain or otherwise reflect such information, the fact that the parties are in discussions relating to the Relevant Matter, and any potential terms and conditions thereof are hereinafter referred to as the “Confidential Information”.

In consideration of the parties furnishing each other with the Confidential Information, the parties agree that:

l .           Nondisclosure of Confidential Information. The Receiving Party will keep the Confidential Information confidential and will not disclose the Confidential Information to any person whatsoever, including but not limited to contract and policy holders, provided that the Confidential Information may be disclosed by the Receiving Party (a) to any of its Representatives who need to know the Confidential Information in connection with our discussions regarding the Relevant Matter, as long as such Representatives are informed of the confidential nature of the Confidential Information and are instructed to maintain its confidentiality in accordance with the terms of this Agreement or (b) with the Disclosing Party’s prior written consent. The Receiving Party agrees to be responsible for any actions by its Representatives to whom it or the Disclosing Party discloses Confidential Information which are not in accordance with this Agreement, and that any breach by them of the terms hereof shall be considered a breach by the Receiving Party; provided that the foregoing will not apply to any Representative who has executed a confidentiality agreement substantially comparable to this Agreement in favor of the Disclosing Party and its affiliates.

September 24, 2018

2.          Use of Confidential Information. The Receiving Party will use the Confidential Information solely in connection with our discussions relating to the Relevant Matter. Without limiting the foregoing, each party acknowledges its obligation under the US. federal securities laws not to trade in any security or to advise contract or policy holders to trade in any security while in possession of material nonpublic information with respect to such security.

3.           Exceptions to Confidential Information. Notwithstanding anything to the contrary contained herein, “Confidential Information” does not include any information that (a) was or becomes generally available to the public (other than as a result of disclosure or actions by the Receiving Party or its Representatives in violation of this Agreement) (b) was or becomes available to the Receiving Party or its Representatives from a source (other than the Disclosing Party or its Representatives) which to the knowledge of the Receiving Party is not prohibited from disclosing such information to the Receiving Party by a contractual, legal or fiduciary obligation to the Disclosing Party or any of its Representatives, (c) was in the possession of the Receiving Party or its Representatives prior to the commencement of discussions with the Disclosing Party regarding the Relevant Matter and was obtained from a source (other than the Disclosing Party or its Representatives) that to the knowledge of the Receiving Party was not prohibited by a contractual, legal or fiduciary obligation to the Disclosing Party from disclosing such information to the Receiving Party, (d) is independently derived by the Receiving Party or its Representatives without reference to the Confidential Information or (e) is approved by the Disclosing Party in writing for disclosure without restriction.

4.         Return or Destruction of Confidential Information. Upon the written request of the Disclosing Party, the Receiving Party and its Representatives shall destroy or return all Confidential Information in its and their control or possession. Upon written request by the Disclosing Party, such return or destruction shall be verified by a certification in writing by one of its duly authorized officers. Notwithstanding anything in this Agreement to the contrary, the Receiving Party may retain such copies as it is required to maintain by applicable law, regulation or internal document retention policy.

5.         Compelled Disclosures. In the event that the Receiving Party or any of its Representatives receives a subpoena, interrogatory or other request for Confidential Information or reasonably believes that it is required or legally compelled to disclose any of the Confidential Information to a third party, including a governmental or other regulatory body to whose jurisdiction it is subject, the Receiving Party will (unless prohibited by law) provide the Disclosing Party with prompt notice as soon as practicable (and, to the extent possible, before such disclosure has occurred), so that the Disclosing Party or any of its affiliates may seek a protective order or other appropriate remedy. The Receiving Party will (in the absence of any conflicting interest as advised by counsel) act reasonably to cooperate with the Disclosing Party and its affiliates to obtain such protective order or other remedy. Even in the event of a conflict of interest as advised by counsel, the Receiving Party will not object to efforts by the Disclosing Party or its affiliates to obtain such protective order or other remedy. In the event that such a protective order or other protective remedy is not obtained, the Receiving Party will furnish only that portion of the Confidential Information that is requested or demanded, or that is legally required in the opinion of counsel, as applicable, and in each case, shall use reasonable efforts to cause confidential treatment to be accorded to such Confidential Information. Notwithstanding anything to the contrary in this Agreement, Receiving Party and its Representatives may disclose any Confidential Information to an applicable regulatory authority at such authority’s request or requirement (whether pursuant to an audit, exam, or otherwise) without obligation to notify hereunder to the extent that any such request or requirement does not specifically mention the Disclosing Party, or specifically address or call for the Confidential Information.

September 24, 2018

6.           No Representation or Warranty: No Obligation to Proceed with Potential Transactions. Neither party nor its affiliates, nor any of its or their Representatives makes any representation or warranty as to the accuracy or completeness of the Confidential Information. The Receiving Party agrees that neither the Disclosing Party nor its affiliates, nor its or their Representatives, shall have any liability hereunder resulting from the Receiving Party’s or its Representatives’ use of the Confidential Information. This Agreement does not constitute a commitment by the Company to enter into a transaction regarding the Relevant Matter. The Company and its affiliates shall have no obligation to pursue or consummate the Relevant Matter, unless and until it and/or they enter into definitive transaction documents relating thereto.

7.         No License. The parties acknowledge and agree that, under this Agreement, neither the Disclosing Party nor any of its Representatives grants any license or other property right or interest in, by implication or otherwise, any copyright, patent, trademark, or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised, or contained in any Confidential Information.

8.           Expiration of this Agreement. This Agreement and all obligations hereunder, except for Sections 4, 6, 7, 8, 9 and 10 hereof, will terminate on the date falling two (2) years after the date first set forth above.

9.          Remedies. Each party agrees that money damages may not be a sufficient remedy for any breach of this Agreement by it or its Representatives and that the other party and its affiliates may be irreparably harmed in the event of such a breach. Accordingly, each party and its affiliates shall be entitled, in addition to any other remedies or money damages, to specific performance and injunctive or other equitable relief as a remedy for any such breach.

10.        Miscellaneous. The agreements set forth herein may only be modified by an agreement in writing signed on behalf of the parties hereto. The application of a provision may not be waived except in writing by the party against whom such waiver is claimed to be effective. This Agreement shall be governed by the laws of the State of New York without regard to the conflict of laws provisions thereof. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the exclusive jurisdiction of courts of the State of New York and of the United States located in the City of New York. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned or delegated by either party without the prior written consent of the other party, which consent shall be granted or not according to the sole discretion of the party whose consent is sought. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement represents the entire agreement between the parties hereto regarding the subject matter hereof. The headings in this Agreement are provided for convenience only and shall not be construed to affect the meaning, construction or effect of this Agreement.

September 24, 2018

Please confirm your agreement with the foregoing by signing and returning a copy of this Agreement to us.

Sincerely,

VOYA INVESTMENTS, LLC

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

VOYA INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Dina Santoro
Name: Dina Santoro
Title: Senior Managing Director

Accepted and agreed as of the date first written above:

VIAC SERVICES COMPANY, on its own behalf and on behalf of its affiliates

By:	/s/ Timothy W. Brown
Name: Timothy W. Brown
Title: EVP & CLO